Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q4 2018

February 22, 2019; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Head of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Joshua Sullivan	Seaport Global Securities LLC
Kristine Liwag	BofA Merrill Lynch
Michael Linenberg	Deutsche Bank AG
Moshe Orenbuch	Crédit Suisse AG
Nishant Mani	JP Morgan Chase & Co
Scott Valentin	Compass Point Research & Trading, LLC
Jonathan Morales	Morgan Stanley
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to Air Lease's Fourth Quarter 2018 Earnings Conference Call. (Operator Instructions) And as a reminder, today's call is being recorded for replay purposes.

I'd now like to hand the conference over to Mary Liz DePalma, Head of Investor Relations. Please go ahead.

Mary Liz DePalma: Thank you. Hello, everyone, and welcome to Air Lease Corporation's Fourth Quarter and Year-end 2018 earnings call. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our fourth quarter and year-end 2018 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, February 21, 2019, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, February 21, 2019. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and

Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in our earnings release and 10-K issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Well, good afternoon to all of you, and thank you for joining us.

I'm happy to report that Air Lease enjoyed another good quarter and year.

For the fourth quarter, we recorded diluted earnings per share of $1.24. Our revenues were up 13% over last year's fourth quarter, and our portfolio metrics remained strong and consistent. Our balance sheet grew to $18.5 billion with 275 owned aircraft at the end of the year. During the quarter, we took delivery of 12 new aircraft from our order book and sold five aircraft: two to Thunderbolt II, one to Blackbird Capital II and two aircraft to third-party buyers. One of our scheduled fourth quarter order book aircraft did slip into Q1 this year as we are still experiencing delivery delays from Airbus, which we anticipate will continue through the first half of 2020.

For the full year 2018, we achieved diluted earnings per share of $4.60, a pre-tax margin of 38.1%, a 14.3% pre-tax return on equity and $1.25 billion of operating cash flow. It was truly a busy and productive year, including a significant new order for Boeing aircraft that we announced at the former airshow, robust single and twin-aisle lease placements to our ever-expanding customer base, which Steve will highlight with you, considerable success in the debt capital markets issuing $3 billion in senior unsecured notes and expanding our bank facilities, and of course, closing our highly successful Thunderbolt II midlife aircraft management platform.

ALC now stands with 708 aircraft owned, managed and on firm order. We have 91% of our order book placed on long-term leases through 2020, with no change to date in the good pace of forward lease placements. As a result of our placement progress, ALC continues to have significant forward visibility with almost $26 billion in total committed rentals.

So with 2018 behind us, how is 2019 looking so far?

Well, first and foremost, we are excited because 2019 will be a high-growth year for ALC with 80 aircraft delivering, all of which are under long-term, profitable lease contracts. That growth will be funded by a prudent combination of our liquidity, including operating cash flow, senior unsecured notes issuance, expanding bank and capital markets access and aircraft sales. Greg will review with you further on the progress we havealready made on the debt capital markets side and our funding plan. On the aircraft sales side, demand from buyers remains strong. For example, since the beginning of the year, we have met with a very significant number of qualified potential buyers, most of whom reached out to us. We also told you last quarter that we were contemplating another Thunderbolt transaction and work on that is ongoing. Having said that, the diverse buyer base we have for our aircraft allows us to be non-dependent on any individual sales channel or structure such as the ABS market. Furthermore, let me remind you that our Blackbird Capital II joint venture provides us with adjunct capital to take advantage of opportunistic transactions as they may arise and provides an ongoing avenue for management of customer concentration. In summary, suffice it to say that we remain diligent in all regards as it relates to financing and sales, and that the growth ahead of us will be achieved without sacrifice to our key financial targets and investment grade ratings.

Second, looking at 2019, overall lease demand remains robust, fueled by continued global passenger growth and the replacement of aging aircraft. We do not see that any signs of potential slowing of global economic growth is impacting the airline marketplace or demand for our aircraft. We have made good progress on lease placements this year, including China, as you will continue to see from our press releases. Yes, the leasing market is highly competitive, but that has been the case for several years now, and you see our portfolio metrics remain consistent. We still see our key order book competitors, the major players, being rational and disciplined. Remember, a key metric is lease rate factor (versus just the lease rate itself) as this is a function of what you get in lease rate versus what the aircraft cost you. And we believe our aircraft cost basis from our large-scale evolving order book, gives us a key competitive advantage. Also, remember that the lease rate is not the only economic element in a lease transaction. For example, return conditions are also important in the total economic equation and maintaining the value of the aircraft, and we continue to remain disciplined in this area. As we predicted, we believe the oversaturated sale-leaseback market is showing signs of slowing, and we have not really seen any more significant new entrants from China in the leasing space for well over a year now. Let me remind you that ALC is not a player in the sale-leaseback market, and our order book model means we control the new aircraft positions, which, on an overall basis, still remain in short supply.

Third, for 2019, the health of our global airline customers remains positive overall. Yes, there will be further airline failures this year as we have seen with Germania, for example, where ALC had no aircraft on lease and no exposure as of that insolvency filing. Looking back in history, almost every year, we see airline bankruptcies and that is the same view looking forward. The airline landscape continues to evolve primarily with the expansion of low-cost and ultra-low-cost carriers. Airlines, large and small, need to continue to determine their business model, their niche and their strength. Some fail in this task, which brings me to a key point: ALC has prudent risk management practices in place. Our views on placing aircraft with a specific airline and how each lease is constructed is built from decades of experience. As far as airlines in the risk headlines today, we have no aircraft at Avianca Brazil, none at Jet Airways, none at Norwegian and none at Germania, as I mentioned earlier. And, we protect our existing business and leases with security deposits and maintenance reserves. We don't always get it perfect, but as we've stated before, the biggest risk mitigant of all is the quality of your aircraft, picking the most modern, young, widely distributed aircraft in the world. Where we do run into problems, such as with Primera Denmark last year, we had no aircraft delivered there, but rather had forward commitments, which we have been able to lease elsewhere.

Fourth, we do remain watchful on several important industrial areas, specifically, the industrial recovery at Airbus, stabilization of new generation engine technical problems and overall production rates at the OEMs. We continue to receive delay notices from Airbus, and recently, there have been some accessory gearbox and other issues in the Pratt & Whitney geared turbofan engine, which continue to impact our customers. While we believe that Airbus has their industrial recovery plan in place and that Pratt & Whitney are getting their arms around these issues, we fall just short of saying that these problems are fully behind us. And, as we have stated for quite some time now, we remain concerned about the global supply chain requirements for ongoing ramp-up in single-aisle production rates.

Fifth and finally for 2019, we continue to work with both Boeing and Airbus on new aircraft programs, specifically the NMA or 797 at Boeing and the A321XLR at Airbus. There are still key decisions to be made across all fronts on these programs, and ALC continues to evaluate the merits and market potential of these potential new aircraft types. The absorption of the C Series by Airbus and the E-Jet program by Boeing does bring a new dynamic to the lower-end aircraft size in the marketplace, and ALC continues to evaluate these products and their role in the global marketplace. We've reached no decisions yet, but we are studying closely.

Let me close by thanking our best-in-class team at Air Lease here for another year of award-winning work. And award-winning is correct. We received many awards for 2018. As well, a special thanks to our Board of Directors, our suppliers, financiers, joint venture partners, customers and investors, for their continued belief and support in Air Lease Corporation.

Let me now turn this over to our Executive Chairman, Steve Házy, to provide his commentary and color. Steve?

Steven F. Udvar-Házy: Thanks, John. We are extremely pleased with the results of the fourth quarter and the full year 2018, and I too would like to thank the Air Lease team for their professionalism and dedication, which continues to differentiate ALC in the industry.

I do not need to tell any of you that 2018 was an interesting year, with various attention-grabbing headlines. We saw interest rates rise and volatility in oil prices. Along with you all, we read headlines on trade and as typical, we saw some airlines run into difficulty. Despite questions and concerns on all these items, one important item prevailed: the global growth in air passenger traffic continued, further driving the need for new aircraft to satisfy growth as well as replacement needs of the airlines worldwide.

The International Air Transport Association reported for 2018, industry-wide revenue passenger kilometers were up 6.5% with load factors of 82%. Looking ahead, IATA is forecasting RPK growth in 2019 of about 6%. As someone who has been in the industry for five decades, I can tell you that this growth is impressive and further demonstrates that air travel really has become the world's form of mass transportation with room for additional expansion as economies mature and middle classes continue to grow.

Air Lease has been working diligently to help our myriad of airline customers in all regions of the world modernize their fleet and craft strategic fleet plans as they look to expand their operations. We've achieved a number of milestone deliveries just over the last few months. For example, on widebody aircraft, we delivered the first 787-9 to Air Tahiti Nui and EVA in Taiwan. We delivered our first A330-900neo aircraft in December to TAP Air Portugal. For narrowbody aircraft, we delivered the first A321neoto Air New Zealand, the first Boeing 737 MAX aircraft in Russia to S7 Airlines, which will be operated by their unit Globus Airlines, the first 737 MAX aircraft to Cayman Airways, making the airline the first MAX operator in the Caribbean and the first Boeing 737 MAX 9 aircraft to Samoa Airways, making them the premier MAX operator of -9s in the South Pacific region. We take pride in being at the forefront of introducing new aircraft types to specific airline customers or regions, and these are just a few examples of our success in doing so.

This spring, we're delivering the first of eight new A321neo LR long range aircraft to Aer Lingus. The first of six A321neo LRs to Air Arabia and the first of four A321neo LRs to Air Astana. Additionally, we just signed the first three new A321neo LR leases with SAS, Scandinavian Airline System. Over the past few months, we've also announced meaningful placements with both new and long-time customers. At the end of November, we announced a very important placement of 15 new narrowbody Airbus aircraft to Vistara, a new customer, an Indian full-service airline that is a joint-venture between the Tata Group in India and Singapore Airlines. We remain very, very selective about our placements in India, but we have not written off this market. As with any placement, it is important to evaluate the circumstances, but ultimately, we will support a quality, well-run and well-financed airline. According to IATA, India's domestic market recorded the fastest full year domestic growth rate for the fourth quarter [year] in a row of almost 19%. India has incredible growth opportunities ahead, and we feel that Tata Group's footprint throughout India and Singapore Airlines' vast expertise will allow this airline to be successful for many years to come, both operating domestic Indian routes as well as regional international routes.

Then in January, we delivered the first of what will be12 new A321neo aircraft to Vietnam Airlines, one of the fastest-growing airlines in Asia. ALC has a two-decade relationship with Vietnam Airlines during which we played an instrumental role in helping them design their fleet plans and position them for success. And these A321neo placements were integral for us to continue that relationship with the important carrier, Vietnam Airlines. This spring, we'll also be delivering Vietnam Airlines the first of eight Boeing 787-10 aircraft from Air Lease. We have three new A330-900neo airline customers in the first half of 2019, starting with Air Mauritius and four more deliveries to TAP Air Portugal in the coming weeks. So as you can see, our team continues to work diligently to find the right deals with the airlines that we believe will succeed long-term with our aircraft.

We focus relentlessly on airline credit quality. I think it's very important to point out that many of the macro factors that impact airlines and create headlines, whether it be oil prices or foreign exchange movements, for example, do not necessarily directly impact the performance and profitability of the aircraft lessors, nor does it change the value or support we can provide to our customers as they adjust to a changing operating environment. As John mentioned earlier, we are no stranger to the fact that we operate in an industry where airline failures are the norm year after year. We remain extremely vigilant, adequately protecting ourselves with cash security deposits, reserves and economically justifiable lease rates, and we move quickly when we feel that a situation is unfolding and could have negative consequences. As a result, we're proud to say that despite over 200 airline failures of all sizes, since ALC was formed in 2010, our company has taken zero, I repeat, zero credit loss during the last nine years.

Our $26 billion order book represents only roughly 3% of the total capital needed to fund the industry's $800 billion of aircraft deliveries between 2019 through 2023. The needs within our industry are quite large, and there is no requirement that we transact with airlines or in regions when we do not feel that success can be achieved via a long-term lease on one of our modern aircraft. We have the opportunity to be extremely selective, opportunistic on placements, which should allow ALC to continue to differentiate its financial performance from the competition, especially players in the sale-leaseback market who have been deploying capital less strategically. ALC stands out among aircraft lessors and our airline customers, and these customers can testify to that in the coming periods.

And with that, I will turn the call over to our CFO, Greg Willis, to provide an update on ALC's financing activities for the quarter ended December 31, 2018.

Gregory B. Willis: Thank you, Steve. As mentioned earlier, we recorded another great quarter and full year of results. Our results were largely driven by our net growth in our fleet, with our key portfolio metrics of portfolio yield, lease term remaining and average age, all remaining constant.

For the fourth quarter of 2018, ALC generated revenues of approximately $450 million, up almost 13% year-over-year, including $437 million of rentals and $13 million of aircraft, sales trading and other activities. As John noted, our fleet activity included the purchase of 12 new aircraft, representing $881 million of aircraft investment and sales proceeds of $164 million. Included in aircraft sales, trading and other is approximately $5 million in management fees and $4 million of gains on sales.

Turning to expenses, you will see that our interest expense increased year-over-year primarily due to the rise in our average debt balances, which drives the growth in our fleet. Despite the rise in prevailing interest rates over the last year, our composite rate only increased 26 basis points over the last 12 months. This is primarily attributable to us maintaining a very high level of fixed rate debt, which currently stands at 86% of our debt portfolio. Year-over-year depreciation continues to track the growth of our fleet, and SG&A represented approximately 5.8% of revenues as compared to 6.4% of revenues for the fourth quarter of last year. We continue to expect over time our revenue growth will outpace our SG&A growth. We run a highly efficient organization with 97 employees, servicing now $18.5 billion in total assets, and we see this efficiency driving shareholder value into the future.

We continue to benefit from tax reform through the reduction of the corporate tax rate. ALC ended 2018 with an effective tax rate of 20.2% as a result of the effects of tax reform.

Looking forward to 2019, we expect to deliver 80 aircraft, representing approximately $6.5 billion in aircraft investments. As of today, we are expecting $1.4 billion in Q1, $2.8 billion in Q2, $1.7 billion in Q3 and $680 million in Q4. We expect that deliveries in the first quarter will be weighted towards the second half of the quarter.

We will continue to evaluate sales opportunities throughout 2019, and we currently anticipate selling approximately $1 billion of aircraft, with the majority of this volume occurring in the second, third and fourth quarters of the year. Currently, we have six aircraft remaining to be transferred to Thunderbolt II, which we expect to be transferred by the end of the second quarter. ALC continues to collect rentals for those aircraft that have not yet been transferred into Thunderbolt II, and therefore, we anticipate that based on how the timing and held-for-sale accounting works, most of the gains on the remaining aircraft will be accounted for in the rental line item as opposed to gain on sale line. However, there is no change to our overall economics of the deal that we finalized back in August.

Moving to the financing side of the business, as always, we evaluate and seek out the most cost-efficient financing for ALC. In the fourth quarter, we found the bank markets to be extremely receptive, allowing us to raise additional capital from October to February. Then in early January, ALC completed our inaugural issuance of our medium-term note program, which provides us significant flexibility in regard to the issuance timing and global market access, ultimately raising $700 million in senior unsecured notes at 4.25%.

ALC maintained a strong liquidity position of $4.3 billion at year-end. As of today, our next bond maturity is not until January 2020. We ended the year with slightly below our 2.5x debt to equity target at 2.4x, which is largely the result of our $200 million convertible note maturing on December 1, 2018. We anticipate returning to our debt to equity target in 2019. And I would remind you that while 2.5x is our target, this is not cap, and we regularly fluctuate above and below this level based on the timing of aircraft investments and sales. We also remain committed to our financing strategies of 80% fixed rate debt and 90% unsecured debt, and again, ended the year benefiting from the three investment grade ratings, all with stable outlooks.

As we plan for the remainder of 2019, we anticipate the $6.5 billion in aircraft investments between now and the end of the year will be funded with $3 billion to $4 billion in debt financing, $1 billion of aircraft sales and the balance coming from operating cash flow. I'd like to highlight the strength of our operating cash flow, which is up 18% year-over-year, driven by the growth in our fleet. This is the heart of the highly contractual nature of our assets, which provides for a clear path for growth and visibility to our shareholders.

This concludes my review of the results and the financing activities of the company, and I'll now turn it back to Mary Liz.

Mary Liz DePalma: Thank you, Greg. This concludes management's remarks. (Operator Instructions) I'd like to hand the call over to the operator to open the line to the Q&A session.

Q&A

Operator: (Operator Instructions) Our first question comes from Vincent Caintic with Stephens.

Vincent Albert Caintic: Just first a broad overview question as we're going into 2019, just wondering if you can highlight anything you expect to be different, any trends somewhere that you're looking into 2019 versus what we've seen in 2018?

John L. Plueger: Well, I would just comment that it doesn't appear that we're going to see, although it's very hard to predict, the fuel price volatility we saw in 2018. Look, nobody can make any iron clad guarantees, but I think that, that might be a bit different. We had a spike in currency fluctuation as well in 2018. And again, that seems to appear to have a more stable outlook as well as a more stable interest rate outlook. I mean, as we were going into '18 mid-year, there was a lot more forecast of rising interest rates, the Fed was much more hawkish. Now that tone has changed, but I think from the sum and substance of our remarks, hopefully, in our prepared remarks, you see that overall, we see continued growth and stability in the overall marketplace and with our airline customers. So we have no real aspects that we can tell that's going to be fundamentally negative or any different than what we've outlined.

Vincent Albert Caintic: Okay, great. And on that point about rate. So the Fed has stopped raising interest rates. But just wondering if you expect to see rates -- lease rates expand from what the Fed has raised? And then also, any views on cost of funds. So you had a recent debt issuance. I think that was at a very good spread, but your thoughts on the lease rates into 2019, and then the impact on the cost of funds.

John L. Plueger: Well, look, our lease rate factor has been pretty stable and consistent on our forward placements over the last several months. Ultimately, as we've always said, a rising interest rate environment does work its way through the leasing sector, any financing sector. We expect that to be true. There is always a lag. Yes, there is competitive factors, but at the end of the day, over a longer period of time, lease rates do follow interest rates, so I don't see any change.

Gregory B. Willis: And then on the financing side of business, we maintain a lot of liquidity to be opportunistic. We recognize there'll be several windows to access capital, and we like to be in a position where we can take advantage of those as you saw us do in January. I think looking back in the fourth quarter, as I mentioned in my prepared remarks, we accessed the unsecured term loan market and took down approximately $600 million at LIBOR plus 1.12%, which was a fantastic deal for us. And I think you're going to -- looking forward, you're going to see us remain opportunistic to take advantages of those windows and those markets when they present themselves.

Operator: Our next question comes from the line of Moshe Orenbuch with Crédit Suisse.

Moshe Ari Orenbuch: I think that you did talk about the amount of CapEx in 2019, obviously being not this as a surprise, but being at a higher level. And Greg, how are you going to finance it? Just talk a little bit maybe about what that might do if you think about carrying that out to the end of the year in terms of your other metrics, in terms of what it would mean for the growth rate in the fleet and perhaps age and related metrics?

Gregory B. Willis: Okay. I mean, in terms of our portfolio metrics, we don't see a change based  looking at our deliveries that are in the pipeline, we don't see a meaningful change in our portfolio lease yield, our age or our lease term remaining. On the financing side, also we're keeping our target of 2.5 to 1 as we have for many years. Clearly, we'll go up and down around that target, but there is no change to the outlook there as well.

Steven F. Udvar-Házy: The only thing I want to add to what Greg said is that on the new aircraft delivering this year, the lease terms are longer, than on the aircraft thatwill be selling. So most of our new leases are generally running 12 years. Some have slightly shorter terms, but the used aircraft we're selling obviously have much shorter lease terms remaining.

Moshe Ari Orenbuch: Got it. And John, you had talked a little bit about the potential for some of the delays kind of continuing for deliveries into 2019. Any discussion about the benefits that you might receive in return or any kind of remedies?

John L. Plueger: No. Look, we obviously have huge relationships with both Airbus and Boeing. So we don't comment on specifics as to what remedies we might have. I will just say that we actually look at this with two very focused eyes. Of course, the first focus is on our own company and impacts of any delays whichyou've seen in the past, we've deployed CapEx, we've had significant delays in aircraft. I think the overall delays are less than they were last year, but they're still continuing. We're still getting notices. But the second - and I would say - more important aspect, not minimizing impact to Air Lease because I think we know how to deal with it from our own book, our own business. I'm more concerned about our customers, frankly. And that's where the biggest impact is. And we hate to have customers that have problems because of engine problems or they put an aircraft in their fleet schedule as of May 1 and now they're not going to get it until June or July, they miss the whole summer season. Frankly, that's our biggest focus – is our customers. We can take care of our own, while it's our customers and it's our job to try and do that. And we spent a great deal, a great amount of time this past year, trying to help our customers, working with them with the manufacturers, trying to get them relief in various shapes and forms, extending leases, even to the extent of finding other aircraft from other leasing companies that we might be able to plug in to fill any gap. So I would say the biggest concern in exercises remains just taking care of our customers.

Operator: Our next question comes from Scott Valentin with Compass Point.

Scott Jean Valentin: Just a follow-up question. John, I think you talked about sale-leaseback market. I guess it's been a market with a lot of capital, pushing down returns there. You comment about it deteriorating a little bit. Does that mean there's less capital coming into the market? Or you're still seeing a very competitive environment there.

John L. Plueger: Yes, frankly, I think some of the lease rates, the returns, have spooked people. And you just don't have as much robust interest, people just have to be able to make a decent buck on their deployed capital. And right now in the most aggressive parts of the sale-leaseback market, that's not achievable. So I think nature takes its course and I just think, listen, we're not in the sale-leaseback market, so it's wrong for us to say that we know every transaction, we don't. But we keep track as close as we possibly we can. And we just don't see as much frothiness that we did last year or the year before. I think people make their decisions and you do have  market bottoms. And I think we've reached it on the sale-leaseback side.

Steven F. Udvar-Házy: Yes, the other issue, Scott, on the sale-leasebacks is that we saw a lot of those lessors did not exercise the kind of discipline that we do on things like deposits up front, maintenance reserves, technical return conditions. And also what we found is that many of the sale-leaseback lessors made unrealistic assumptions on residual values to kind of mathematically justify the low lease rates. And we just don't engage in that type of assumptions.

Scott Jean Valentin: Okay. And then just a follow-up, does the weaker sale-leaseback market, does that have any impact on used aircraft values? Do you see that spilling over to demand for used aircraft in the secondary market?

Steven F. Udvar-Házy: No, the new aircraft sale-leasebacks, we are not -- do not correlate to the lease market whatsoever. It's two different segments of the market.

Gregory B. Willis: Yes, I think you've seen a lot of activity in the used sales market, so I don't think you're seeing that type of spillover.

Steven F. Udvar-Házy: What we are seeing, Scott, is continued extensions of aircraft that are eight to 12 years old where airlines come to us and say, "Look, we have a lease coming off in 2019 or 2020 or even '21, we'd like to extend those leases three, four, five more years." We're seeing a lot of that going on right now, especially since the oil prices have moderated a bit from their highs in 2018.

Operator: Our next question comes from Michael Linenberg with Deutsche Bank.

Michael John Linenberg: John and Steve, just a couple here. When we look at what's going on with a carrier in India and one in Brazil and it looks, thankfully, it looks like you're not involved in either situations, but it does look like we're seeing a testing here of Cape Town. And I'm just curious of your thoughts, kind of big picture. I think in the past you guys have been pretty upfront about the limitations of Cape Town and maybe there's a lesson to be learned here. Some big picture takeaways in both those jurisdictions that we're currently watching play out?

John L. Plueger: Look, I'll only comment that we, at Air Lease, have never relied, I guess is the proper word, we have never relied on the trappings of Cape Town, its effectiveness, especially in all these other jurisdictions. And all I can say is you see what you see. But never ever do we ever rely on just a pure legal point for the securitization and our risk mitigation. If you're down to having to rely on Cape Town, you haven't done your homework.

Michael John Linenberg: Okay.

Steven F. Udvar-Házy: My opinion is much stronger than John's but I'm not going to voice it.

Michael John Linenberg: That's fine. And then just my second, Steve and John, look, you guys -- you think back a few years now, I mean we're going back to late '90s, 2000, when we saw some of the noise limitation rules put into effect. And the reason I'm bringing that up is I believe January 1, 2020, we see ICAO's CORSIA implementation kick in. I know it's on a voluntary basis, but as you know, this has to do with carbon footprints and airlines who participate having to make some payments, and obviously, I think it's becomes mandatory maybe 2024, 2025. But when I think back, with the noise limitations that went into effect, there was a significant impact on values of aircraft that weren't Stage 3 compliant. And I'm just curious as we see some of these environmental regulations kick in where people have to now start paying for the carbon offset, do we see a similar impact on some of the older aircraft? Or is it more gradual that you think over the next few years?

Steven F. Udvar-Házy: Mike, I think it validates our strategy of putting our assets into the youngest, most environmentally-friendly aircraft. We have seen regulations where it is age limits. Some countries say if an airplane's older than 15 years old, it can't be imported. We've seen the impact of taxation and fees imposed on European airlines. We think that trend will continue. So I think the way to differentiate ourselves is to offer the airlines the best airplanes that counteract that particular cost. And then redeploy some of the middle-aged aircraft in other regions of the world that are not yet impacted by those type of regulations.

John L. Plueger: Mike, I might add one other thought. Keep in mind that if you look at the next -- the most modern generation of aircraft, the NEOs, the MAXs, the 787, the A330, if you just look at the sheer volume and quantity of those aircraft that have delivered to date, and even over the next five years, it is still a small fraction, small fraction of the global fleet. So my only point in saying that is that any aircraft that isn't of that ilk, for example, the 737-800, a wonderful bread and butter aircraft worldwide, even the 777-300ER, the current A330, A320ceo and A321ceo, these aircraft are not going to lose value overnight. It will take a tremendous amount of time for the global fleet to replenish and re-up the new aircraft types, a long amount of time. So despite what regulations are, et cetera, the reality is that used aircraft values are not going to drop off a cliff.

Steven F. Udvar-Házy: I mean the math, Michael, is pretty simple. There's almost 25,000 jets now, Western-built jets that are over 100 seats. And you know what the production rates are at Airbus, Boeing, Embraer, there's no way that in, say in the next five to seven years there'll be less than 10,000 new airplanes built. You'll have several thousand airplanes will retire or be converted to freighters. So as John said, this is a long-term process regardless of these regulatory constraints.

Operator: Our next question comes from Kristine Liwag with Bank of America Merrill Lynch.

Kristine Tan Liwag: John and Steve, your China exposure as a percent of net book value is the lowest we've seen in the past few years, and it looks like it ended the quarter at 17%. Can you discuss what's driving the shift away from China? And you can you provide more color on the activity that you're seeing here?

John L. Plueger: Yes. I think it's pretty clear, Kristine. There's no shift away. This was a -- our China business has been building over the past five, six, seven years. We've had great success in China and this simply is a product of our overall fleet growing and our placements in other areas. You will see continued placements in China from us this year. That business is going well. But look, we're growing bigger. Our balance sheet this year is going to be excess of $20 billion. And it was always the plan as we mapped out our strategy, it was always our plan that China was going to be reducing in total over time. And our plan is occurring exactly as we anticipated it. It's not a knee-jerk reaction to trade tensions or anything else like that, rather it's a result of four to five to six years of planning and looking forward at our placements and our overall fleet growth just getting bigger in the world.

Steven F. Udvar-Házy: Yes, so you'll continue to see, Kristine, China, and if you include Hong Kong and Macau, we'll probably hover around 1/6th of our fleet. So somewhere between, say 15% and 18%, in that range for the foreseeable future.

Kristine Tan Liwag: That's helpful. And then with your lease placements pretty high now for 2020, when you look at the contracts that you've signed there, what does your net book value look like by region by the end of 2020? Where do you expect to see the uptick in growth?

John L. Plueger: Well, it's not going to be tremendously different from what we have today. Generally speaking, it's going to be 42%, 43% overall in Asia. And we've just talked about our current percentage, I think is for 17% of that is China. You're going to have Europe, which has been growing quite nicely for us, a little north of 30%. And then you're going to have Middle East and other areas all fall normally. So there's not going to be a tremendous diversity from our distribution today in our net book value.

Steven F. Udvar-Házy: Yes. You'll probably see a small pickup, a few decimal points in Latin America and Caribbean because of new deliveries. For example, we just announced four new MAXs at Caribbean Airlines and we have three more deliveries to Cayman Airways and we have some other transactions in South America. So we see a little increase there. I think Europe will probably grow faster than our total fleet average. But again, as John said, it will not deviate very much from where it was at the end of the year.

John L. Plueger: Yes. The one thing and the benefit of U.S. tax reform, we have placed a few more aircraft in the U.S. And you may see our U.S. content up a few percentage points. Just by way of reminder, tax reform allows us to take the full amount of the aircraft cost in one year, in the first year, if we place it,whether it's Airbus or Boeing, if we place it in service with a U.S. operator. So we can do the math on that and we can tax effect that and that gives us a little bit extra stimulus for the U.S. But you're not going to see a huge quantum growth.

Gregory B. Willis: I think the one last thing to point out, though, moving from regions to maybe individual customer concentrations. I think from a risk standpoint, our average customer concentration below 2%. So we run an incredibly diversified, both airline customers, and we do so very prudently with very strong security packages.

Kristine Tan Liwag: That's helpful. And then if I could squeeze one last one. We were doing some work on the global in-service fleet, and it looks like there could be a widebody replacement coming in the mid-2020s particularly in the U.S. Now with your business model, the U.S. hasn't been a big factor for growth for you. And also, U.S. airlines have very many avenues to get capital. What do you think would have to change in the industry for you to play a part of that widebody replacement in the U.S.? Do you think that could be an area of growth? And what do you think has to happen for you to be a player there?

Steven F. Udvar-Házy: Well, as you know, American, Delta and United, which are the major widebody operators of passenger aircraft, have all placed significant orders with Boeing and Airbus. Delta, as you know, has a lot of A330-900s coming. A350 fleet has replaced their 747s. United has

A350-900s and a lot of 787-9s and 10s. American has upped their 787 order last year for both -8s to replace 767s and -9s. I think United still gets a few more 777-900ERs. So I think the U.S. carriers have actually topped up pretty nicely on their widebody orders for 2019, '20, '21, '22. I don't see a lot of opportunities for Air Lease on the widebody side on domestics. I think our main emphasis in the U.S. will be on single-aisle aircraft like 737 MAX, A320, A321neos. I would say that's where we will focus our U.S. business in the next couple years.

John L. Plueger: I think in the global picture, Kristine, I'll make a comment I think I might have made at your conference. And that is if we look forward, right now, the largest twin-aisle widebodies have been a little slow. For example, it's no secret the 777X from Boeing has been slow in sales, the A350-1000, et cetera. But at the end of the day, there is a huge replacement market in the '22 through '25 timeframe where the youngest 777-200ERs will be replaced, the oldest 777-300ERs will be replaced, the -- any remaining A340s, et cetera and any aircraft like that. So I do think you will see a pickup in the largest widebody growth in that period, just simply as a reflection of the retirement of the large widebodies of the types that I just mentioned.

Steven F. Udvar-Házy: There's still 747s at airlines like Qanta and British Airways and in Asia. So as John says, we see the international segment on our widebody activity as being the most active.

Operator: Our next question comes from the line of Jamie Baker with JP Morgan.

Nishant Mani: This is Nish Mani on for Jamie. I was wondering if you comment a little bit on the supply side dynamics. Obviously, global traffic demand remains strong and you noted that there are some hiccups as it relates to a kind of a pickup with airline bankruptcies and shutdowns. But how does the supply-side factor into this? I mean is it your view is that Boeing and Airbus have the production rates kind of roughly in balance with how you think about demand in 2019 and '20?

John L. Plueger: Well, I think the overall answer is yes. We believe that the duopoly is still rational, et cetera. However, we remain concerned because the supply chain is very, they're very constrained and increasing rates is very, very tough. In our own business, we find delays in, sometimes in getting seats. We find delays in other aspects, sometimes just getting even engines in and out of the shop at the MROs, they're fully booked. And we don't have to do it, our airline customers do it, but we work with them, et cetera. But all across the board, sometimes in the new aircraft programs in our deliveries, we get notice of delays, not because of an engine, but because some widget or component is in short supply or they have to replace it, et cetera. So there's just a lot of I think vulnerability and I know that the OEMs themselves echo supreme confidence in their ability to do this. I'm just telling you we remain concerned because of things we see and hear and watch every day with our customers and with our deliveries. So we have people on the ground in Toulouse and in Seattle and everywhere. Our technical people monitor availabilities everywhere, our whole materials management group, which buys all the avionics, seats, galleys, wheels, tires, brakes for our aircraft, monitor availability and when could we get in and when we're going to change an aircraft from A and B. So all we're saying is it's pretty tight. And any one single thing could be a disruption. We've seen that at Airbus. So look, it's not -- all I'm saying is, we said this for a long time, it's not so slam dunk in our view.

Steven F. Udvar-Házy: The other thing we're watching is the quality of the backlog from buyers like Jet Airways and Norwegian and Lion Air and VietJet and others. The question is: can these airlines absorb all of the planes that they've ordered? Will some of those orders transform into options? Will other people step in for those positions? So that's something we monitor very, very closely. But as 2019 unfolds, we see a pretty solid situation of equilibrium between production and demand.

Nishant Mani: Okay. That's very thorough and very helpful. And just one kind of follow-up on a slightly unrelated topic. You mentioned that at this point in the cycle, lease durations are ticking up relative to kind of the past few years. Is there any color you could provide on how this kind of uptick in lease duration fits between business models? In other words, are low-cost carriers and kind of more traditional hub and spoke carriers treated differently as you think about the push and pull of longer lease durations, and potentially lower lease rates on a nominal basis?

Steven F. Udvar-Házy: Part of the longer duration is not a financial reason, it is that the maintenance intervals that Airbus and Boeing have been able to get from the regulators have been extended. I'll give you a small example. On the 737 going from an 800 to a MAX, the first heavy check is now at nine years instead of eight years. So same thing on the 787, the A350. The intervals for heavy airframe maintenance have gone longer. So many of the airlines want to match the lease end with the maintenance check that's due at that point in time.

Nishant Mani: So it is fair to characterize then that if the maintenance check intervals had not changed, the lease duration probably wouldn't change either, in your view? There is not an economic component?

John L. Plueger: Well, I would say that's a significant component, obviously the maintenance intervals. But part of it I think you alluded to earlier is, of course that an airline's quest to get the lowest lease rate possible, it's no secret that the longer the duration is in the lease, all leasing companies price lower. That's just always been the case. And so -- and we're happy to do that. We take that trade all day long, and we would always bias towards a longer lease rate, like I think most lessors would.

Steven F. Udvar-Házy: Yes, we’ve got some 14-year leases on widebody aircraft.

John L. Plueger: There's really nothing new here. But I do think that all these factors, rate versus duration, expanding intervals, and then the other thing is, if you just look forward at again the production rates and the supply chain, et cetera, et cetera, securing an aircraft for a longer period of time these days, especially if you're a growing operator, you really need to have -- a growing LCC or ULCC, you're adding aircraft quickly, it's good to secure it for a long period of time. And you just take away forward risk.

Gregory B. Willis: It also shows they have more confidence in the future.

Steven F. Udvar-Házy : Yes, we just did a deal with an airline in Europe that traditionally was doing eight to tenyear leases and we just signed up for 13-year leases. And again, it ties in with both economics and the maintenance intervals.

Operator: Our next question comes from the line of Josh Sullivan with Seaport Global.

Joshua Ward Sullivan: What are the thoughts on the middle of the market aircraft at this point? What characteristics would make it more attractive for your portfolio? And I guess what might make it less attractive for whatever the final design ends up looking like?

John L. Plueger: Well, look, I think the NMA, I believe Dennis Muilenburg, in their earnings call, Boeing said they've sort of pushed off this decision to 2020. As I indicated my prepared remarks, there's many key decisions to be made. The engine, obviously, is one the most key of all. Look, it's a business case question for Boeing. There is some -- there is interest in the aircraft. On the other hand, when you look at the single-aisle products and the twin-aisle products available today to cover it, you can make an argument, for example on the Airbus side that between the A321neo and the LR neo and possibly the 321XLR neo and the A330neo, that gap is covered. So look, I think it's nothing more than what we've always said, which is it's an economic equity. What is the price of the aircraft will tell you how many potential units we think that there is. And so it's just too early to tell. Some people have said this could be the first twin-aisle aircraft for the LCC, ULCC market. That may be the case. On the other hand, a lot of the major carriers around the world are looking at it. But it's a matter of availability as well. I mean how long do you wait for it. So it's still unknown. I mean the very fact that Boeing hasn't gone forward yet doesn't mean anything more than they're studying it very, very closely along with their potential business partners. And there's a lot of aircraft choices available today, but again, cost drives everything and price drives everything.

Joshua Ward Sullivan: That's fair. And then just one on Thunderbolt. What are the hurdles you're looking at before may be launching another Thunderbolt at this point?

Gregory B. Willis: I think right now, we're going through the math of optimizing the portfolio, running the traps with the various constituencies, rating agencies, bankers and these deals take a little bit of time to pull together. So we're trying to optimize what's the right portfolio to be put in next, and where can we optimize the most value for Air Lease going forward.

Steven F. Udvar-Házy: But we have a whole team dedicated to doing that, and we're looking forward -- with great optimism.

Operator: Our next question comes from Rajeev Lalwani with Morgan Stanley.

Jonathan Morales: It's actually Jonathan on for Rajeev. I was wondering if you could come back to the delivery delays? And I was wondering if you would quantify the impact? I know the last quarter, you provided some color there. And then as it relates to Boeing, are those delays largely resolved?

Steven F. Udvar-Házy: Yes, Boeing, I think we're in good shape. Airbus, it changes by the day. So I think rough to give you any quantitative data on days or weeks of delays.

John L. Plueger: I think I commented earlier that the delays so far this year are less in magnitude than last year, that's true, but they're still happening. And I think last year we said delays were three to four months on average. They're probably a little bit less now. But I think the point we're simply trying to make is that they're still coming, we're still getting delay notices. And it's just -- we're working through it. We do have confidence in Airbus management. They're working through their industrial plan. We just don't think it's over yet.

Gregory B. Willis: Right. And we gave you,in my prepared remarks, we went through where we expect in terms of dollar value of aircraft investment by quarter throughout 2019. So you should have a pretty good base of where we see deliveries as of today. And obviously, those could change, but I think that's the plan as we see it today.

Steven F. Udvar-Házy: Yes, but those deliveries on both the 787 and 737 MAXs are generally on time. The A350 is running pretty well on schedule. But the A330neo and the A320, 21neos, that's where we have the biggest issues, and we're working with Airbus on a daily basis.

Jonathan Morales: Great. Then as it relates to the order book, just at a high level, what's the current stance on adding additional aircraft? And does the potential NMA play a factor?

John L. Plueger: Well, look, we added, in the middle of 2018 we added a significant order with the Boeing Company, primarily on single-aisle aircraft, on the MAXs. This is part of our ongoing day-to-day business. We have no -- we can't -- there's no current plans on terms of the new technology aircraft. That's still very much under study. So it's just premature at this point to comment on the NMA or any other new aircraft type at this point.

Operator: As that was our final question in queue, I'd like to turn it back to Ms. DePalma for closing remarks.

Mary Liz DePalma: Okay. Thanks, everyone. That's it for our call today and we look forward to speaking with you again after the conclusion of the first quarter. James, you can now disconnect the line. Thank you very much.

Operator: Thank you. Ladies and gentlemen, that does conclude today's conference. You may now disconnect. Have a wonderful day.